SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*


                             UNIONBANCAL CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    908906100
                                 (CUSIP Number)


                                  APRIL 2, 2001
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_] Rule 13d-1(b)

         [_] Rule 13d-1(c)

         |X| Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.908906100                  13G                        Page 2 of 7 Pages
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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Mitsubishi Tokyo Financial Group,Inc.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

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3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Tokyo, Japan

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           105,566,801

 BENEFICIALLY
               -----------------------------------------------------------------
   OWNED       6.   SHARED VOTING POWER

  BY EACH           0

 REPORTING     -----------------------------------------------------------------
               7.   SOLE DISPOSITIVE POWER
  PERSON
                    105,566,801

               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    0

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     105,566,801

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     67.6%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------

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CUSIP No.908906100                  13G                        Page 3 of 7 Pages
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--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        The Bank of Tokyo - Mitsubishi, Ltd.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Tokyo, Japan

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           105,566,801

 BENEFICIALLY
               -----------------------------------------------------------------
   OWNED       6.   SHARED VOTING POWER

  BY EACH           0

 REPORTING     -----------------------------------------------------------------
               7.   SOLE DISPOSITIVE POWER
  PERSON
                    105,566,801

               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    0

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     105,566,801

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     67.6%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------

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CUSIP No.908906100                  13G                        Page 4 of 7 Pages
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THIS AMENDMENT NO. 3 AMENDS AND RESTATES IN ITS ENTIRETY ITEMS 1 THROUGH 10 OF
THE SCHEDULE 13G FILED BY THE BANK OF TOKYO-MITSUBISHI, LTD. ("BTM") REGARDING THE COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "STOCK"), OF UNIONBANCAL CORPORTION (THE "COMPANY"). THIS AMENDMENT REFLECTS THE FORMATION OF A HOLDING COMPANY, MITSUBISHI TOKYO FINANCIAL GROUP, INC., ("MTFG") OF WHICH BTM HAS
BECOME A WHOLLY-OWNED SUBSIDIARY. BTM REMAINS THE DIRECT OWNER OF THE STOCK.

ITEM 1

      (A) NAME OF ISSUER

          UnionBanCal Corporation

      (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          400 California Street
          San Francisco, California 94104-1476

ITEM 2

      (A) NAME OF PERSONS FILING

          Mitsubishi Tokyo Financial Group, Inc.

          The Bank of Tokyo-Mitsubishi, Ltd.

      (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

          MTFG:
          10-1, Yurakucho 1-chome
          Chiyoda-ku, Tokyo 100-0006, Japan

          BTM:
          7-1, Marunouchi 2-chome
          Chiyoda-ku, Tokyo 100, Japan

      (C) CITIZENSHIP

          N/A

      (D) TITLE OF CLASS OF SECURITIES

          Common Stock

      (E) CUSIP NUMBER

          908906100


ITEM 3    IF THIS  STATEMENT IS FILED  PURSUANT TO  RULE 13D-1(B),
          OR 13D-2(B) OR (C),  CHECK  WHETHER THE PERSON FILING IS A:

          (a)  [  ]   Broker dealer registered under section 15 of the
                      Act (15 U.S.C. 780).

          (b)  [  ]   Bank as defined in section 3 (a) (6) of the Act
                      (15 U.S.C. 78c).

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CUSIP No.908906100                  13G                        Page 5 of 7 Pages
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          (c)  [  ]   Insurance company as fined in section 3(a)(19)
                      of the Act (15 U.S.C. 78c).

          (d)  [  ]   Investment  company registered under section 8
                      of the Investment Company Act of
                      1940 (15 U.S.C. 80a-8).

          (e)  [  ]   An investment adviser in accordance with
                      240.13d-1(b)(1)(ii)(E);

          (f)  [  ]   An employee benefit plan or endowment fund in
                      accordance with  240.13d-1(b)(1)(ii)(G);

          (g)  [  ]   A parent holding company or control person in
                      accordance with  240.13d-1(b)(1)(ii)(G);

          (h)  [  ]   A savings  association  as  defined  in  Section
                      3(b) of the  Federal  Deposit Insurance Act
                      (12 U.S.C. 1813);

          (i)  [  ]   A church plan that is excluded from the definition
                      of an investment company under section 3(c)(14)
                      of the Investment Company Act of 1940
                      (15 U.S.C.80a-3);

          (j)  [  ]   Group, in accordance with 240.13d


ITEM 4    OWNERSHIP

          Provide the following information regarding the aggregate number and percent of the class of securities of the issuer identified in Item 1.

          For MTFG

          (a)  Amount Beneficially Owned:                          105,566,801

          (b)  Percent of Class:                                         67.6%

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:      105,566,801

               (ii)  Shared power to vote or to direct the vote:             0

               (iii) Sole power to dispose or to direct the
                     disposition of:                               105,566,801

               (iv)  Shared power to dispose or to direct the
                     disposition of:                                         0


          For BTM

          (a)  Amount Beneficially Owned:                          105,566,801

          (b)  Percent of Class:                                         67.6%

          (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:     105,566,801

               (ii)  Shared power to vote or to direct the vote:             0

               (iii) Sole power to dispose or to direct the
                     disposition of:                               105,566,801

               (iv)  Shared power to dispose or to direct the
                     disposition of:                                         0

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CUSIP No.908906100                  13G                        Page 6 of 7 Pages
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ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.


ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.


ITEM 7    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
          ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.


ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.


ITEM 9    NOTICE OF DISSOLUTION OF GROUP

          Not applicable.


ITEM 10   CERTIFICATION

          Not applicable.

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CUSIP No.908906100                  13G                        Page 7 of 7 Pages
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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                     Date: February 8, 2002

                                     THE BANK OF TOKYO-MITSUBISHI, LTD.



                                     By: /S/ MASAAKI TANAKA
                                         --------------------------------------
                                     Name:  Masaaki Tanaka
                                     Title: General Manager,
                                            Corporate Policy Division


                                     MITSUBISHI TOKYO FINANCIAL GROUP, INC.



                                     By: /S/ ROBERT E. HAND
                                         --------------------------------------
                                     Name:   Robert E. Hand
                                     Title:  General Counsel
                                             Headquarters for the Americas